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GALILEO ELECTRO-OPTICS CORPORATION
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                                                                     EXHIBIT 11

               COMPUTATION OF NET INCOME (LOSS) PER COMMON AND
                           COMMON EQUIVALENT SHARE
                (Dollars in thousands, except per share data)
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
                                         Fiscal years ended September 30,
                                         1995          1994          1993
                                     ----------------------------------------

Net income (loss)                    $    1,110      $   (1,121)   $  (10,262)
                                     ----------------------------------------

Average common shares outstanding     6,477,802       6,473,654     6,434,361

Average common equivalent shares
 arising from outstanding options        29,801           --            --
                                     ----------------------------------------

Average common and common
 equivalent shares outstanding
 - primary and fully diluted          6,507,603       6,473,654     6,434,361
                                     ----------------------------------------

Primary and fully diluted:

Net income (loss) per common
 and common equivalent share         $      .17      $     (.17)   $    (1.60)
                                     ----------------------------------------











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